UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 24, 2011

Analysts International Corporation

(Exact name of registrant as specified in its charter)

MN	1-33981	41-0905408
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3601 West 76th Street, Minneapolis, Minnesota	55435-3000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (952) 835-5900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           Appointment of Chief Executive Officer

On February 24, 2011, Analysts International Corporation (the “Company”) issued a press release announcing its Board of Directors had appointed Brittany B. McKinney as the Company’s President and Chief Executive Officer.

Ms. McKinney, age 39, has been the Company’s Interim President and CEO since September 29, 2010.  Prior to being appointed Interim President and CEO, Ms. McKinney was the Company’s Senior Vice President, Central Region.  Previously, Ms. McKinney served as the Company’s Vice President of Corporate Development.  Prior to joining the Company in November 2007, Ms. McKinney served as Director of Operations and Integration Program Manager at Fujitsu Consulting.  Prior to its acquisition by Fujitsu in 2005, Ms. McKinney served as a director-level employee at BORN Information Services, Inc. where she contributed to corporate strategy and planning initiatives.

The full text of the press release issued in connection with Ms. McKinney’s appointment is furnished as Exhibit 99.1 to this Current Report and is incorporated by reference as if fully set forth herein.

Ms. McKinney’s employment agreement (the “Agreement”) with the Company provides for an initial term of one year, with automatic one-year renewals unless either party gives proper notice of nonrenewal.  The Agreement also provides that the Board of Directors shall nominate Ms. McKinney as a candidate for election as a director at the Company’s 2011 Annual Meeting of Shareholders.

The Agreement provides that Ms. McKinney will receive base compensation of $325,000 per year and will be eligible to earn an annual cash incentive payment in the target amount of 50% of her annual base compensation for the year in which the bonus was earned contingent upon meeting certain individual and company performance objectives set by the Compensation Committee of the Company’s Board of Directors (the “Committee”) on an annual basis.  Additionally, effective March 1, 2011, in connection with her appointment as President and CEO, the Committee granted Ms. McKinney options to acquire 50,000 shares of the Company’s common stock at the closing price on the date of grant and pursuant to the Company’s 2009 Equity Incentive Plan.  One-quarter of the options will vest immediately, and the remainder vest ratably on an annual basis over the next three years.  Unvested options would vest immediately if a change in control event occurs 18 months or more after Ms. McKinney’s commencement of employment.  The Company also awarded Ms. McKinney 50,000 restricted stock units, effective March 1, 2011.  One-quarter of the restricted stock unit award vested immediately and the remainder vests ratably on an annual basis over the next three years.

Notwithstanding the term of the Agreement, either party has the right to terminate the Agreement and Ms. McKinney’s employment at any time.  In the event Ms. McKinney’s employment is terminated by the Company without “Cause” (as defined in the Agreement) or by Ms. McKinney on the basis of a constructive termination without Cause (as defined in the Agreement), the Company will pay to Ms. McKinney a lump sum equal to her annual base salary then in effect and will also pay her an incentive compensation bonus for the then-current fiscal year, prorated over the portion of the fiscal year for which she was employed, to the extent accrued as of the date of termination without Cause, and reimburse her for medical insurance premium payments made under COBRA for a period of up to six months.

The Agreement contains customary confidentiality and assignment of inventions provisions that survive the termination of the Agreement for an indefinite period.  The Agreement also contains non-solicitation, non-interference, non-competition, and non-disparagement provisions extending for 12 months after termination of the Agreement.

The foregoing description of the Agreement and the terms of the options granted and restricted stock units awarded to Ms. McKinney is merely intended to be a summary of the Agreement, the stock options and the restricted stock unit award, and is qualified in its entirety by reference to the Agreement and its exhibits, which are attached to this Current Report as Exhibit 10.1 and incorporated by reference into this Item 5.02(c) as if fully set forth herein.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement together with Exhibits A and B, between the Company and Brittany B. McKinney, dated as of March 1, 2011.

99.1	Press release entitled, “Analysts International Corporation Appoints Brittany McKinney President and CEO,” dated February 24, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 24, 2011	ANALYSTS INTERNATIONAL CORPORATION

/s/ Randy W. Strobel
Randy W. Strobel
Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement together with Exhibits A and B, between the Company and Brittany B. McKinney, dated as of March 1, 2011.

99.1	Press release entitled, “Analysts International Corporation Appoints Brittany McKinney President and CEO,” dated February 24, 2011.